UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2005

Alico, Inc.

                         Florida                         0-261                 59-0906081
                        (State of other jurisdiction       (Commission             (IRS Employer
                        of incorporation)                         File Number)             Identification No.)

                        P.O. Box 338, La Belle, FL                            33975
                                    (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. other events.

Incorporated by reference is a press release issued by the Registrant on March 22, 2005, attached as Exhibit 99.1, announcing outline of Governance Standards.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing outline of Governance Standards dated March 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC .

Date: March 22, 2005

By: /s/ John R. Alexander
           John R. Alexander
           Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

Alico, Inc. Board of Directors Receives Outline of Governance Standards From Atlantic Blue Trust Inc.

In Accordance With Governance Standards John R. Alexander and Baxter G. Troutman Resign from Atlantic Blue Trust Board

LaBelle, Fla., March 22, 2005-- Alico, Inc., (NASDAQ: ALCO) one of the South’s best known agribusiness companies operating in Central and Southwest Florida, and with approximately 141,000 acres in real estate holdings, announced today that it has received a letter outlining certain governance standards, practices and procedures which Atlantic Blue Trust, Inc., ("ABT"), a 48% shareholder in Alico’s common stock, has notified Alico that it intends to follow.

The letter, filed with the SEC on March 22, 2005, advised Alico’s Board of Directors that in the interest of providing assurance of its continuing commitment to reasonable and appropriate corporate governance standards ABT is committing through Alico’s 2007 annual meeting:

•	To vote its shares of common stock at Alico's annual shareholder meeting to elect director nominees such that a majority of Alico's Board of Directors is comprised of directors who are "independent" as defined in Nasdaq Rule 4200 and also who are not directors, officers, employees or stockholders of ABT or family members of a director, officer, employee or stockholder of ABT.

•	Not to acquire, through open market or private purchases, more than 55% of Alico's outstanding common stock on a fully diluted basis.

•	Not to engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico's Board of Directors (or a committee of Alico's Board of Directors comprised entirely of independent directors).

•	To separate the person serving as the Chairman and CEO of Alico and the person serving as the Chairman and CEO of ABT so that the top executive officer at each Company is a different individual.

•	To separate the Directors of Alico and ABT such that no Director serving on the ABT Board will also serve on the Alico Board and that no Director serving on the Alico Board will also serve on the ABT Board.

J. D. Alexander, on behalf of ABT, informed Alico, "ABT remains committed to its investment in Alico, Inc. Moreover ABT has at all times insisted on and supported reasonable and appropriate governance standards, procedures and practices. Given the recent confusion caused as a result of the resignation of certain Directors, ABT thought it advisable to re-confirm formally these good governance commitments to Alico."

Greg Mutz, Chairman of Alico’s Nominating Committee, stated, "I am pleased by ABT's voluntary assurances of good corporate governance and I believe that this will facilitate the Nominating Committee's search for prospective nominees to the Alico Board of Directors."

In accordance with their commitment to the corporate governance standards, ABT held a meeting of their Board of Directors on Monday March 21st, 2004, where John R. Alexander resigned as Chairman and CEO and from the Board of ABT, and Baxter G. Troutman resigned from the Board, both effective immediately.  In addition, John J. D. Alexander was named as new Chairman and CEO of ABT. He assured Alico that he would resign from the Alico Board as soon as another Director had been appointed to the Alico Board.

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.